UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 22, 2025

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number			IRS Employer Identification Number
001-3034	XCEL ENERGY INC.			41-0448030
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis,	Minnesota	55401
	(612)	330-5500

001-31387	NORTHERN STATES POWER COMPANY			41-1967505
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis,	Minnesota	55401
	(612)	330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $2.50 par value per share	XEL	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events
2024 Minnesota Electric Rate Case
In November 2024, Northern States Power Company, a Minnesota corporation (NSP-Minnesota), and a wholly owned subsidiary of Xcel Energy Inc. filed an electric rate case in Minnesota, seeking a total revenue increase of $491 million (13.2%) over two years, based on a return on equity (ROE) of 10.3%, a 52.5% equity ratio and rate base of $13.2 billion in 2025 and $14 billion in 2026. NSP-Minnesota also requested interim rates of $224 million for 2025. In December 2024, the Minnesota Public Utilities Commission (MPUC) reduced the interim rate request for wildfire mitigation costs (as these costs were deemed as new costs not previously approved in a rate case) and approved interim rates of $192 million, effective January 1, 2025.
In March 2025, NSP-Minnesota filed supplemental direct testimony, updating its total revenue request to $473 million.
On August 22, 2025, eight parties filed testimony. The Minnesota Department of Commerce (DOC), Office of Attorney General (OAG), Xcel Large Industrial Customers (XLI), the Citizens Utility Board of Minnesota (CUB), Walmart and Joint Intervenors were the only parties to quantify recommended financial adjustments. XLI recommended $190 million in proposed adjustments, based on a reduced ROE and a reduction in certain O&M expenses. CUB recommended proposed adjustments based on a reduced ROE and elimination of reconnection and late fee revenues. Walmart recommended an adjustment based on a reduced ROE. Other parties provided issue specific recommendations.
Proposed DOC modifications to NSP-Minnesota’s request are summarized below:

(Millions of Dollars)	2025	2026
NSP-Minnesota’s filed base revenue request	$344	$473

Recommended adjustments:
Rate of return	(101)	(107)
O&M expenses	(62)	(56)
Generation capacity revenue (a)	(39)	(40)
Depreciation	(29)	(32)
Federal production tax credits (a)	(22)	(10)
Riverside Generating Plant outage (b)	(18)	(13)
Prepaid pension assets and liability	(11)	(11)
Property tax (a)	(4)	(12)
Other, net	(9)	(25)
Total adjustments	(295)	(306)

Total proposed revenue change	$49	$167
(a) Adjustments largely offset in trackers.
(b) Riverside Generating Plant experienced a mechanical failure in April 2025 that resulted in an extended outage.
Positions on NSP-Minnesota’s filed rate request:

Recommended Position	DOC	XLI	CUB	Walmart
ROE	9.25%	8.96%	9.00%	9.25%
Equity	52.5%	N/A	N/A	N/A

Next steps in the procedural schedule are as follows:
•Rebuttal testimony: Oct. 10, 2025
•ALJ Report: April 30, 2026
A MPUC decision is expected in the third quarter of 2026.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Such forward-looking statements, including those relating to expected base rate and revenue increases, expectations and intentions regarding regulatory proceedings, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. The following factors, in addition to those discussed in NSP-Minnesota’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2024, and subsequent filings with the SEC, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: operational safety, including our nuclear generation facilities and other utility operations; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices and fuel costs; qualified employee workforce and third-party contractor factors; violations of our Codes of Conduct; our ability to recover costs; changes in regulation; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including recessionary conditions, inflation rates, monetary fluctuations, supply chain constraints and their impact on capital expenditures and/or the ability of NSP-Minnesota to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; tax laws; uncertainty regarding epidemics; effects of geopolitical events, including war and acts of terrorism; cybersecurity threats and data security breaches; seasonal weather patterns; changes in environmental laws and regulations; climate change and other weather events; natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; costs of potential regulatory penalties and wildfire damages in excess of liability insurance coverage; regulatory changes and/or limitations related to the use of natural gas as an energy source; challenging labor market conditions and our ability to attract and retain a qualified workforce; and our ability to execute on our strategies or achieve expectations related to environmental, social and governance matters including as a result of evolving legal, regulatory and other standards, processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of requisite financing, and changes in carbon markets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 25, 2025		Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

	By:	/s/ BRIAN J. VAN ABEL
Brian J. Van Abel
Executive Vice President, Chief Financial Officer